AMENDED AND RESTATED MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

MAINSTAY FUNDS TRUST

THE MAINSTAY FUNDS

WHEREAS, MainStay Funds Trust and The MainStay Funds (each, a “Trust”), on behalf of the separate series of each Trust, each engage in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”); and

WHEREAS, shares of beneficial interest of each Trust are currently divided into a number of separate series as designated in each Trust’s prospectus or prospectuses, as amended from time to time (each a “Fund” and collectively the “Funds”); and

WHEREAS, pursuant to a Management Agreement, as may be amended from time to time, each Trust employs New York Life Investment Management LLC (“New York Life Investments”) as manager for the Funds; and

WHEREAS, pursuant to a Distribution Agreement, as may be amended from time to time, each Trust employs NYLIFE Distributors LLC (“NYLIFE Distributors” or the “Distributor”) as distributor of the securities of which the Trust is the issuer;

NOW, THEREFORE, each Trust hereby adopts, on behalf of the Funds, this Plan, in accordance with Rule 18f-3 under the Act, subject to the following terms and conditions:

1. Features of the Classes. The classes of shares authorized to be issued by each Fund are set forth in each Trust’s prospectus(es). Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except that: (a) each class of shares shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section 4 below; (c) each class of shares shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution and/or service arrangement and each class of shares shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class; and (d) each class of shares shall differ in terms of its eligibility requirements, type and/or amount of shareholder servicing available and/or other features, as described in the Trust’s prospectus(es) as from time to time in effect (together with the Trust’s statement(s) of additional information as from time to time in effect, the “Prospectus”). In addition, each share class shall have the features described in Sections 2, 3, 5 and 6 below.

2. Sales Charge Structure. Each class of shares may assess sales charges upon the purchase of Fund shares in such amounts and under such conditions as disclosed in the Fund’s Prospectus(es) and shall be subject to such reductions or waivers as are disclosed in the Fund’s Prospectus.

3. Service and Distribution Plans.

Each Fund, on behalf of each of the Investor Class, Class A, Class A2, Class B, Class C, Class C2, Class R2, Class R3, SIMPLE Class, Class P and Class Z shares of the Funds has adopted a Plan of Distribution pursuant to Rule 12b-1 of the Act (each a “Rule 12b-1 Plan”). Under each Rule 12b-1 Plan, Investor Class, Class A, Class A2, Class B, Class C, Class C2, Class R2, Class R3, SIMPLE Class, Class P and Class Z shares of each Fund pay NYLIFE Distributors monthly a fee at an annual rate set forth in the Rule 12b-1 Plan for “distribution-related services” and “service activities” rendered by NYLIFE Distributors, as defined in each Rule 12b-1 Plan.

Each Fund, on behalf of each of the Class R1, Class R2 and Class R3 shares has adopted a Shareholder Services Plan (each a “Services Plan”). Under each Services Plan, Class R1, Class R2 and Class R3 shares of each Fund pay New York Life Investments, its affiliates, or independent third-party service providers monthly a fee at an annual rate set forth in the Services Plan for “service activities,” as defined in the Services Plan, rendered by New York Life Investments, its affiliates, or independent third-party service providers.

No Fund has adopted a Services Plan or a Rule 12b-1 Plan with respect to Class I or Class R6 shares.

4. Allocation of Income and Expenses.

a. The gross income of each Fund shall, generally, be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses, as defined below, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of the Fund. These expenses include:

(1) Expenses incurred by the Trust (for example, fees of the Trust’s Board of Trustees (“Trustees”) auditors and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund (“Corporate Level Expenses”); and

(2) Expenses incurred by a Fund not attributable to any particular class of the Fund’s shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund’s assets) (“Fund Expenses”).

b. Certain expenses are attributable to a particular class of shares (“Class Expenses”). Class Expenses are charged directly to the net assets of the particular class and, thus, are borne on a pro rata by the outstanding shares of that class. Fees and expenses that are not Class Expenses are allocated among the classes on the basis of their respective net asset values.

(1) Payments of distribution and service fees made pursuant to Rule 12b-1 Plans or Services Plans are Class Expenses and must be allocated to the class for which such expenses are incurred.

(2) Class Expenses may also include:

(a) transfer agent fees attributable to a specific class of shares as set forth in the relevant transfer agency agreement;

(b) stationery, printing, postage and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific class of shares;

(c) Blue Sky fees incurred by a specific class of shares;

(d) SEC registration fees incurred by a specific class of shares;

(e) Trustees’ fees or expenses incurred as a result of issues relating to a specific class of shares;

(f) accounting expenses relating solely to a specific class of shares;

(g) auditors’ fees, litigation expenses and legal fees and expenses relating to a specific class of shares;

(h) expenses incurred in connection with shareholders’ meetings as a result of issues relating to a specific class of shares;

(i) expenses incurred in connection with organizing and offering to investors a new class of shares; and

(j) other expenses incurred attributable to a specific class of shares.

5. Exchange Privileges. Subject to the exchange privileges described in each Fund’s prospectus(es), shareholders may exchange shares of series of any open-end investment company sponsored, advised or administered by New York Life Investments or any affiliate thereof (such funds, together with the Funds, each a “MainStay Fund”), for shares of another MainStay Fund, based upon the MainStay Funds’ relative net asset value per share. Generally, the Funds permit only the exchange of shares of one class of a MainStay Fund for shares of the same class of another MainStay Fund (investment minimums and other eligibility requirements may apply).

6. Conversion Features. A shareholder’s Investor Class shares in a Fund will be automatically converted to Class A shares of the Fund at the end of the calendar quarter during which the balance of the shareholder’s account in the Fund reaches the then applicable Class A share eligibility requirements set forth in the Prospectus. Any such conversion will occur at the respective net asset values of the share classes next calculated without the imposition of any sales load, fee, or other charge. Automatic conversions do not apply to certain types of accounts that continue to meet one or more exceptions to the eligibility requirements of Class A shares as may be stated in the Prospectus. Any conversions covered by this paragraph will be preceded by written notice to shareholders, and will occur at the respective net asset values of the share classes next calculated without the imposition of any sales load, fee, or other charge.

Class B shares, held by or on behalf of, a shareholder will be automatically converted to (i) Investor Class shares of the same Fund if available, or to Class A shares of the same Fund if Investor Class is not available or (ii) Class A shares of the same Fund if the shareholder meets the eligibility requirements for Class A Shares at the end of the calendar quarter occurring eight years after the date a shareholder purchases the Class B shares or as otherwise disclosed in the Prospectus, except that, if immediately after the conversion of fully-aged Class B shares of a Fund held in a shareholder’s account, the aggregate value of any remaining Class B shares of that Fund held in that account is determined to be of de minimis value by the Fund, such remaining Class B shares may be automatically converted to Investor Class shares or Class A shares in the same manner as the fully aged Class B shares of the Fund.

Class C shares, held by or on behalf of, a shareholder will be automatically converted to (i) Investor Class shares of the same Fund if available, or to Class A shares of the same Fund if Investor Class is not available or (ii) Class A shares of the same Fund if the shareholder meets the eligibility requirements for Class A Shares at the end of the calendar quarter occurring eight years after the date a shareholder purchases the Class C shares, or if no holding period can be determined, as otherwise disclosed in the Prospectus, except that, if immediately after the conversion of fully-aged Class C shares of a Fund held in a shareholder’s account, the aggregate value of any remaining Class C held in that account shares of that Fund is determined to be of de minimis value by the Fund, such remaining Class C shares may be automatically converted to Investor Class shares or Class A shares in the same manner as the fully aged Class C shares of the Fund.

Class C2 shares, held by or on behalf of, a shareholder will be automatically converted to (i) Investor Class shares of the same Fund if available, or to Class A shares of the same Fund if Investor Class is not available or (ii) Class A shares of the same Fund if the shareholder meets the eligibility requirements for Class A Shares at the end of the calendar quarter occurring eight years after the date a shareholder purchases the Class C2 shares or if no holding period can be determined, as otherwise disclosed in the Prospectus, except that, if immediately after the conversion of fully-aged Class C2 shares of a Fund held in a shareholder’s account, the aggregate value of any remaining Class C2 held in that account shares of that Fund is determined to be of de minimis value by the Fund, such remaining Class C2 shares may be automatically converted to Investor Class shares or Class A shares in the same manner as the fully aged Class C2 shares of the Fund.

SIMPLE Class shares, held by or on behalf of, a shareholder will be automatically converted to (i) Investor Class shares of the same Fund if available, or to Class A shares of the same Fund if Investor Class is not available or (ii) Class A shares of the same Fund if the shareholder meets the eligibility requirements for Class A Shares at the end of the calendar quarter occurring ten years after the date a shareholder purchases the SIMPLE Class shares, or if no holding period can be determined, as otherwise disclosed in the Prospectus, except that, if immediately after the conversion of fully-aged SIMPLE Class shares of a Fund held in a shareholder’s account, the aggregate value of any remaining SIMPLE Class held in that account shares of that Fund is determined to be of de minimis value by the Fund, such remaining SIMPLE Class shares may be automatically converted to Investor Class shares or Class A shares in the same manner as the fully aged SIMPLE Class shares of the Fund.

As may be further limited by the disclosure in the Prospectus, each share class of a Fund may be converted to another class of shares of the same Fund if the shareholder account meets the then applicable share eligibility requirements for the new share class as set forth in the Prospectus. If a shareholder who was converted to another share class based on the conversion feature described in this paragraph no longer meets the eligibility requirements for that share class, as described in the Prospectus, a Fund may convert the shareholder’s class of shares back to the share class originally held by that shareholder prior to conversion or to such other class in which the shareholder may be eligible to invest. Any conversions covered by this paragraph will be preceded by written notice to shareholders, and will occur at the respective net asset values of the share classes next calculated without the imposition of any sales load, fee, or other charge. It is the Trust’s intention that all share conversions should be made on a tax-free basis, and if this cannot be reasonably assured, the Trustees may modify or eliminate any share class conversion feature.

7. Accounting Methodology. The following procedures shall be implemented in order to meet the objective of properly allocating income and expenses among the Funds:

a. On a daily basis, a fund accountant shall calculate the fees to be charged to each class of shares as described in this Plan by calculating the average daily net asset value of such shares outstanding and applying the fee rate to the result of that calculation.

b. The fund accountant will allocate designated Class Expenses, if any, to the respective classes.

c. The fund accountant will allocate income and Corporate Level Expenses and Fund Expenses among the respective classes of shares based on the net asset value of each class in relation to the net asset value of a Fund for Fund Expenses, and in relation to the net asset value of the Trust for Corporate Level Expenses. These calculations shall be based on net asset values at the beginning of the day for non-money market funds, and based on the relative value of settled shares at the beginning of the day for any money market funds.

d. The fund accountant shall then complete a worksheet using the allocated income and expense calculations from paragraph (c) above, and the additional fees calculated from paragraphs (a) and (b) above. The fund accountant may make non-material changes to the form of the worksheet as it deems appropriate.

e. The fund accountant shall develop and use appropriate internal control procedures to assure the accuracy of its calculations and appropriate allocation of income and expenses in accordance with this Plan.

8. Waiver or Reimbursement of Expenses. Expenses may be voluntarily waived or reimbursed by any manager or sub-adviser to the Trust, by the Trust’s underwriter or any other provider of services to the Trust without the prior approval of the Trustees.

9. Effectiveness of Plan. This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not “interested persons” of the Trust (as defined in the Act) and who have no direct or indirect interest in the operation of the Plan, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

10. Material Modification. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in Section 9 hereof.

11. Limitation of Liability. The Trustees of each Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and NYLIFE Distributors or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Funds in settlement of such right or claim, and not to such Trustees or shareholders.

IN WITNESS WHEREOF, each Trust, on behalf of the Funds, has adopted this Amended and Restated Multiple Class Plan effective as of the 4th day of March, 2024.